UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2009

SALEM COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26497	77-0121400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4880 Santa Rosa Road, Camarillo, California	93012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 987-0400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

Press Releases

On November 16, 2009, Salem Communications Corporation (the “Company”) issued a press release entitled, “Salem Communications Announces Tender Offer and Consent Solicitation.”

On November 16, 2009, Salem the Company issued a press release entitled, “Salem Communications Intends to Offer $300 Million of Senior Secured Second Lien Notes due 2016.”

Risk Factors

In addition, the Company included the following risk factors related to the Company in the offering memorandum used in connection with the offering of senior secured second lien notes to qualified institutional buyers described in the press release entitled, “Salem Communications Intends to Offer $300 Million of Senior Secured Second Lien Notes due 2016”:

Risks Related to Our Business

We may choose not to pursue potentially more profitable business opportunities outside of our Christian, conservative news talk and family-themed formats, or not to broadcast programming that violates our programming standards, either of which may have a material adverse effect on our business.

We are fundamentally committed to broadcasting, Internet and publishing formats and programming emphasizing Christian, conservative news talk and family themes. We may choose not to switch to other formats or pursue potentially more profitable business opportunities in response to changing audience preferences. We do not intend to pursue business opportunities or broadcast programming that would conflict with our core commitment to Christian and family themes formats or that would violate our programming standards, even if such opportunities or programming would be more profitable. Our decision not to pursue other formats or broadcast programming inconsistent with our programming standards might result in lower operating revenues and profits than we might otherwise achieve.

We may be adversely affected by a continued deterioration in economic conditions.

The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. A decline in the level of business activity of our advertisers could have an adverse effect on our revenues and profit margins. During economic slowdowns in the United States, many advertisers have reduced their advertising expenditures. The impact of slowdowns on our business is difficult to predict, but they may result in reductions in purchases of advertising.

Domestic radio revenues continue to decline. We believe this is primarily the result of the struggling United States economy and corresponding reductions in discretionary advertising spending by our customers. Beginning in July 2007, our advertising revenue has been negatively impacted by declining advertising from our customers, particularly in the financial services and auto industries. The decline in advertising revenue impacts both our broadcasting segment and non-broadcasting segment. We expect this trend to continue for as long as the United States economy is weak; however, we cannot quantify the financial impact on our future operating results. In response to these economic challenges, we have initiated several cost reduction strategies including (1) reducing headcount by approximately 15%, (2) temporarily suspending the Company match on 401(k) contributions as of July 2008, (3) temporarily suspending the management bonus program, (4) limiting capital expenditures, (5) reducing the base salary for all employees by 5% as of February 1, 2009 with certain members of executive management reduced by 10%, and (6) requiring all employees to use accrued vacation balances by March 31, 2009. We continue to pursue opportunities to sell assets, particularly stations that are in non-strategic formats or are underperforming. We cannot assure you that our cost reduction initiatives or asset sales will be sufficient to offset any decline in our business.

This period of economic uncertainty increases our exposure to several risks, including but not limited to:

•	Increasing pressure to sell advertising and block programming time at discounted rates;

•	Increasing uncollectible accounts as our customers face tight credit markets;

•	Ministries are experiencing lower level of donations that could negatively impact their ability to purchase and pay for block programming time;

•	Limiting our ability to obtain additional financing to fund working capital, capital expenditures, acquisitions and other corporate requirements; and

•	Material impairment losses on the value of our FCC licenses and other long-lived intangible assets including goodwill.

We must respond to the rapid changes in technology, services and standards of our industry in order to remain competitive.

The radio broadcast industry is subject to rapid technological change, evolving industry standards and the emergence of competition from new media technologies and services. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Various new media technologies and services are being developed or introduced, including:

•	Satellite-delivered digital audio radio service, which has resulted in the introduction of new subscriber- based satellite radio services with numerous niche formats;

•	Audio programming by cable systems, direct-broadcast satellite systems, personal communications systems, content available over the Internet and other digital audio broadcast formats;

•	In-band on-channel digital radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services;

•	Low-power FM radio, which could result in additional FM radio broadcast outlets;

•	Mobile telephony;

•	High definition radio; and

•	iPod or similar devices.

We currently program one channel on XM Satellite Radio. We also offer pod-casts and downloads of portions of our programming; however, we cannot assure you that this arrangement will continue, will be successful or enable us to adapt effectively to these new media technologies. We cannot predict the effect, if any, that competition arising from new technologies or regulatory change may have on the radio broadcast industry or on our financial condition and results of operations.

The accounting treatment of goodwill and FCC licenses could cause future losses due to asset impairment.

Under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 350, “Intangibles—Goodwill and Other,” goodwill and indefinite-lived intangibles, including FCC licenses and mastheads, are not amortized but instead are tested for impairment at least annually, or more frequently if events or circumstances indicate that there may be an impairment. Impairment is measured as the excess of the carrying value of the goodwill or intangible asset over its fair value. Intangible assets that have finite useful lives continue to be amortized over their useful lives and are also measured for impairment if events or circumstances indicate that they may be impaired. Impairment losses are recorded as operating expenses.

We have incurred significant impairment losses with regard to our broadcast non-amortizable intangible assets. These losses are attributable to the following variables as the primary drivers used in our assumptions that lead to our impairment of FCC licenses and goodwill balances associated with our broadcast segment: (1) an increase in the weighted average cost of capital from 8.0% as of the testing period ended December 31, 2007 to 9.5% for the testing period ended September 30, 2009, (2) a decline in the estimated terminal or exit values assigned to the licenses as a result of industry wide declines in radio station transaction multiples, (3) a decrease in projected future cash flows from a range of 2.0% to 3.5% for the testing period ended December 31, 2007 to a range of 1.5% to 2.5% for the testing period ended September 30, 2009, and (4) a significant decline in projected revenues from up to a 12.6% increase projected at the end of 2007 for the 2009 year to a 12.0% decline at the end of 2008 for 2009, followed by a 2.0% projected decline in 2010 as compared to 2009.

We have also incurred significant impairment losses with regard to our non-broadcast non-amortizable intangible assets. These losses were incurred as of the testing period ended June 30, 2009. There was no impairment as of the testing period for the three months ended September 30, 2009. The losses were attributable to the following variables as the primary drivers used in our assumptions that lead to our impairment of mastheads and goodwill balances associated with our non-broadcast segment: (1) an increase in the weighted average cost of capital from 8.0% as of the testing period ended December 31, 2007 to 9.0% for the testing period ended June 30, 2009, (2) a decline in the estimated terminal or exit values assigned to the assets as a result of industry wide declines in the total number of magazines sold, (3) a decrease in projected future cash flows from 2.9% for the testing period ended December 31, 2007 to 2.0% for the testing period ended June 30, 2009, and (4) a significant decline in projected profit margins from a range of 3.0% to 10.0% as of the December 31, 2007 testing period to a range of 0.5% to 6.0% as of the June 30, 2009, testing period.

The valuation of intangible assets is subjective and based on estimates rather than precise calculations. If actual future results are not consistent with the assumptions and estimates used, we may be exposed to impairment charges in the future. The fair value measurements for both our goodwill and broadcast licenses use significant unobservable inputs which reflect our own assumptions about the estimates that market participants would use in measuring fair value including assumptions about risk.

Given the current economic environment and uncertainties surrounding the potential negative impact on our business, there can be no assurance that our estimates and assumptions regarding the duration of the ongoing economic downturn, or the period and strength of recovery, made for the purpose of our non-amortizable intangible fair value estimates will prove to be accurate.

If actual future results are not consistent with the assumptions and estimates used, we may be exposed to impairment charges in the future, the amount of which may be material. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective market clusters and reporting units.

The impairment charges recognized to date are non-cash in nature and do not result in a violation of our existing credit facilities. However, the potential of future impairment charges can be viewed as a negative factor with regard to forecasted future performance and cash flows. We believe that we have adequately considered the economic downturn in our valuation models and do not believe that the impairments in and of themselves are a liquidity risk.

We may be unable to integrate the operations and management of acquired stations or businesses, which could have a material adverse effect on our business and operating results.

Since January 1, 2009, we have acquired two radio stations. During 2008, we acquired one radio station and two Internet businesses. We expect to make acquisitions of other stations and related non-broadcast businesses in the future. There can be no assurance that we will be able to successfully integrate the operations or management of acquired stations and businesses and realize anticipated revenue synergies, or the operations or management of stations and businesses that might be acquired in the future. Continued acquisitions of stations will require us to manage a larger and likely more geographically diverse radio station and non-broadcast portfolio than historically has been the case. Our inability to integrate and manage newly acquired stations or non-broadcast businesses successfully could have a material adverse effect on our business and operating results.

If we are unable to implement our cluster strategy, we may not realize anticipated operating efficiencies.

As part of our operating strategy, we attempt to realize efficiencies in operating costs and cross-selling of advertising by clustering the operations of two or more radio stations in a single market. However, there can be no assurance that this operating strategy will be successful. Furthermore, we cannot assure you that the clustering of radio stations in one market will not result in downward pressure on advertising rates at one or more of the existing or new radio stations within the cluster. There can be no assurance that any of our stations will be able to maintain or increase its current listening audiences and operating revenue in circumstances where we implement our clustering strategy.

Additionally, FCC rules and policies allow a broadcaster to own a number of radio stations in a given market and permit, within limits, joint arrangements with other stations in a market relating to programming, advertising sales and station operations. We believe that radio stations that elect to take advantage of these clustering opportunities may, in certain circumstances, have lower operating costs and may be able to offer advertisers more attractive rates and services. The future development of our business in new markets, as well as the maintenance of our business growth in those markets in which we do not currently have radio station clusters, may be negatively impacted by competitors who are taking or may take advantage of these clustering opportunities by operating multiple radio stations within markets.

The restrictions on ownership of multiple stations in each market may prevent us from implementing our cluster strategy.

As part of our growth strategy, we seek to acquire additional radio stations in markets in which we already have existing stations. However, our ability to acquire, operate and integrate any such future acquisitions as part of a cluster is limited by antitrust laws, the Federal Communications Act of 1934 (the “Communications Act”), FCC regulations and other applicable laws and regulations. Changes to any of these laws or regulations may affect our ability to acquire additional stations in radio markets where we already own one or more radio stations.

In 1996, Congress passed legislation that requires the FCC to periodically conduct reviews of its regulations, including ones that govern the maximum number of radio stations an entity may own or have joint arrangements with relating to programming, advertising sales and station operations (the “Ownership Limits”). The FCC has adopted radio multiple ownership rules that depend upon the total number of radio stations located in the market in determining the applicable Ownership Limits. In 2003, the FCC modified its definition of the term “market” and its method of determining the number of radio stations located in a “market.” Specifically, in larger markets the FCC replaced its “signal contour method” of defining a market and determining the number of radio stations located in the market with the use of “geographic markets” delineated by The Arbitron Company (“Arbitron”), which is a commercial ratings service, as reported in the BIA database. For smaller radio markets for which Arbitron has not delineated a geographic market, the “signal contour method” continues to be the method of defining the market and determining the number of radio stations in the market. The methods the FCC uses to define markets affect the number of radio stations an entity may own or have joint arrangements with relating to programming, advertising sales and station operations in areas adjacent to a delineated Arbitron market. In 2010, the FCC will be opening a new phase of rulemaking concerning its broadcast ownership rules. The FCC will seek public comments on the existing rules, including arguments and factual data on their impact on competition, localism, and diversity and is planning to hold public meetings around the country on the issue of media ownership rules.

We cannot predict the impact of possible modifications to the FCC’s local radio multiple ownership rules on our business operations. Likewise, we cannot predict whether there will be a change in the antitrust laws, Communications Act or other laws governing the ownership or operation of radio stations, or whether the FCC, Department of Justice (“DOJ”) or Federal Trade Commission (“FTC”) will modify their regulations and policies governing or affecting the acquisition of additional radio stations in a market. In addition, we cannot predict whether a private party will challenge acquisitions we propose in the future. These events could adversely affect our ability to implement our cluster acquisition strategy.

Government regulation of the broadcasting industry by the FTC, DOJ and FCC may limit our ability to acquire or dispose of radio stations and enter into certain agreements.

The Communications Act and FCC rules and policies require prior FCC approval for transfers of control of, and assignments of, FCC licenses. The FTC and the DOJ evaluate transactions to determine whether those transactions should be challenged under federal antitrust laws. Over the past eight years, the FTC and the DOJ have been increasingly active in their review of radio station transactions. This is particularly the case when a radio broadcast company proposes to acquire an additional station in an existing market. As we have gained a presence in a greater number of markets and percentage of the top 50 markets, our future proposed transactions may be subject to more frequent and aggressive review by the FTC or the DOJ due to market concentration concerns.

This increased level of review may be accentuated in instances where we propose to engage in a transaction with parties who themselves have multiple stations in the relevant market. The FCC might not approve a proposed radio station acquisition or disposition when the DOJ has expressed market concentration concerns with respect to the buy or sell side of a given transaction, even if the proposed transaction would otherwise comply with the FCC’s numerical limits on in-market ownership. We cannot be sure that the DOJ or the FTC will not seek to prohibit or require the restructuring of our future acquisitions or dispositions on these or other bases.

Were a complaint to be filed against us or other FCC licensees involved in a transaction with us, or an objection to the transaction itself, the FCC could delay the grant of, or refuse to grant, its consent to an assignment or transfer of control of licenses and effectively prohibit a proposed acquisition or disposition.

As noted in the immediately preceding risk factor, the FCC’s local radio multiple ownership rules limit the maximum number of stations we may own or operate in a market. This may limit our ability to make future radio station acquisitions in certain markets. Additionally, this may limit our ability, in certain markets, to enter into agreements whereby we provide programming to or sell advertising on radio stations that we do not own. It could also limit our ability to sell stations to other entities that already own stations in some markets.

We may be adversely affected by statutes dealing with indecency.

On June 15, 2006, the Broadcast Decency Enforcement Act of 2005 that enhances the FCC’s enforcement of its rules concerning the broadcast of obscene, indecent, or profane material became law. This legislation increased the FCC’s authority in this area to impose substantially higher monetary forfeiture penalties, up to $325,000 per violation and a total of $3,000,000 for any one incident. While we do not anticipate these increased penalties to impact us as significantly as some of our competitors given the nature of our programming, we could face increased costs in the form of fines as a result of this legislation.

If we fail to maintain our licenses with the FCC, we would be prevented from operating affected radio stations.

We operate each of our radio stations pursuant to one or more FCC broadcasting licenses, generally of eight years’ duration. As each license expires, we apply for renewal of the license. However, we cannot be sure that any, of our licenses will be renewed, and renewal is subject to challenge by third parties or to denial by the FCC. In evaluating a broadcasting license renewal application, the FCC must grant the renewal if: (1) the station has served the public interest, convenience and necessity; (2) there have been no serious violations of the Communications Act or the FCC’s rules; and (3) there have been no other violations which, taken together, constitute a pattern of abuse. If, however, the station fails to meet these standards, the FCC may deny the application, after notice and an opportunity for a hearing, or grant the application on terms and conditions that are appropriate, including renewal for less than the maximum term otherwise allowed. The failure to renew any of our licenses would prevent us from operating the affected station and generating revenue from it. If the FCC decides to include conditions or qualifications in any of our licenses, we may be limited in the manner in which we may operate the affected station.

Our advertising revenues in certain markets are ratings sensitive and subject to decline based on agency projections.

Arbitron has developed new technology to collect data for its ratings service. The Portable People MeterTM (PPMTM ) is a small, pager-sized device that does not require active manipulation by the end user and is capable of automatically measuring radio, television, Internet, satellite radio and satellite television signals that are encoded for the service by the broadcaster. The PPM offers a number of advantages over the traditional diary ratings collection system including ease of use, more reliable ratings data and shorter time periods between when advertising runs and when audience listening or viewing habits can be reported. This service is already in a number of our markets and is scheduled to be introduced in more markets in the future. In markets where we subscribe to Arbitron that have switched to PPM, our ratings have been less consistent. It is not yet clear what long-term impact PPM will have on our financial results.

Capital requirements necessary to implement acquisitions could pose risks.

We face competition from other broadcasting companies for acquisition opportunities. If the prices sought by sellers of these companies were to rise, we may find fewer acceptable acquisition opportunities. In addition, the purchase price of possible acquisitions could require additional debt or equity financing on our part. Since the terms and availability of this financing depend to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the acquisition opportunity we are presented with, we may decide to forego that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

If we are unable to execute our acquisition strategy successfully, our business may not continue to grow.

We intend to continue to selectively acquire radio stations and complementary non-broadcast media businesses. With respect to the acquisition of radio stations, our acquisition strategy has been, and will continue to focus primarily on, the acquisition of stations in the top 50 markets. However, we may not be able to identify and consummate future acquisitions successfully, and stations that we do acquire may not increase our station operating income or yield other anticipated benefits. Acquisitions in markets in which we already own stations may not increase our station operating income due to saturation of audience demand. Acquisitions in smaller markets may have less potential to increase operating revenues. With respect to our acquisition strategy of non-broadcast media businesses, we may not be able to identify and consummate the acquisition of future non-broadcast media businesses successfully. Additionally, we may not be able to effectively integrate the operation of newly acquired businesses with our existing businesses which could result in reduced operating income from our non-broadcast media businesses. Our failure to execute our acquisition strategy successfully in the future could limit our ability to continue to grow in terms of number of stations or profitability.

Our business is dependent upon the performance of key employees, on-air talent and program hosts.

Our business is dependent upon the performance and continued efforts of certain key individuals, particularly Edward G. Atsinger III, our Chief Executive Officer, and Stuart W. Epperson, our Chairman of the Board. The loss of the services of either of Messrs. Atsinger or Epperson could have a material adverse effect upon us. We have entered into employment agreements with each of Messrs. Atsinger and Epperson. Both agreements expire in June 2010. Mr. Epperson has radio interests unrelated to Salem’s operations that will continue to impose demands on his time. Mr. Atsinger has an interest in an aviation business unrelated to Salem’s operations that will continue to impose demands on his time.

We also employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences on both a national level and in their respective markets. Although we have entered into long-term agreements with some of our executive officers, key on-air talent and program hosts to protect our interests in those relationships, we can give no assurance that all or any of these key employees will remain with us or will retain their audiences. Competition for these individuals is intense and many of our key employees are at-will employees who are under no legal obligation to remain with us. Our competitors may choose to extend offers to any of these individuals on terms, which we may be unwilling to meet. In addition, any or all of our key employees may decide to leave for a variety of personal or other reasons beyond our control. Furthermore, the popularity and audience loyalty of our key on-air talent and program hosts is highly sensitive to rapidly changing public tastes. A loss of such popularity or audience loyalty is beyond our control and could limit our ability to generate revenues.

If we are not able to obtain financing or generate sufficient cash flows from operations, we may be unable to fund future acquisitions.

We may require significant financing to fund our acquisition strategy. This financing may not be available to us. The availability of funds under our new senior credit facility at any time will be dependent upon, among other factors, our ability to satisfy financial covenants. Our future operating performance will be subject to financial, economic, business, competitive, regulatory and other factors, many of which are beyond our control. Accordingly, we cannot assure you that our future cash flows or borrowing capacity will be sufficient to allow us to complete future acquisitions or implement our business plan, which could have a material negative impact on our business and results of operations.

If we cannot attract the anticipated listener, programmer and advertiser base for our newly acquired radio stations, we may not recoup associated operating costs or achieve profitability for these radio stations.

We frequently acquire selected assets of radio stations that previously broadcast in formats other than our primary formats. We continue to program some of these stations in non-primary formats and we re-program others to one of our primary formats. During, and for a period after, the conversion of a radio station’s format, the radio station typically generates operating losses. The magnitude and duration of these losses depends on a number of factors, including the promotional and marketing costs associated with attracting listeners and advertisers to our radio station’s new format and the success of these efforts. There is no guarantee that the operation of these newly acquired stations or our operations in new formats will attract a sufficient listener and advertiser base. If we are not successful in attracting the listener and advertiser base we anticipate, we may not recoup associated operating costs or achieve profitability for these radio stations.

If we do not maintain or increase our block programming revenues, our business and operating results may be adversely affected.

The financial success of each of our radio stations that feature Christian Teaching and Talk programming is dependent, to a significant degree, upon our ability to generate revenue from the sale of block programming time to national and local religious organizations, which accounted for 38.4% of our net broadcast revenue for the year ended December 31, 2008, and 40.7% of our net broadcast operating revenue for the nine months ended September 31, 2009. We compete for this program revenue with a number of commercial and non-commercial radio stations. Due to the significant competition for this block programming, we may not be able to maintain or increase our current block programming revenue.

If we are unable to maintain or grow our advertising revenues, our business and operating results may be adversely affected.

Depending on their format, our radio stations are to varying degrees dependent upon advertising for their revenues. In the advertising market, we compete for revenue with other commercial religious format and general format radio stations, as well as with other media, including broadcast and cable television, newspapers, magazines, direct mail, Internet and billboard advertising. Due to this significant competition, we may not be able to maintain or increase our current advertising revenue.

A sustained economic downturn in key Salem markets could negatively impact our ability to generate revenues.

We derive a substantial part of our total revenues from the sale of advertising on our radio stations. For the year ended December 31, 2008, advertising revenue accounted for 46.3% of our total revenues, compared to 43.2% of our total revenue for the nine months ended September 30, 2009. We are particularly dependent on revenue from stations in the Los Angeles and Dallas markets, which generated 17.3% and 20.6%, respectively of our total net advertising revenues for the year ended December 31, 2008 and 16.9% and 17.6%, respectively of our total net advertising revenues for the nine months ended September 30, 2009. Because substantial portions of our revenues are derived from local advertisers in these key markets, our ability to generate revenues in those markets could be adversely affected by local or regional economic downturns.

Environmental, health, safety and land use laws and regulations may limit or restrict some of our operations.

We must comply with various federal, state and local environmental, health, safety and land use laws and regulations which have a tendency to affect broadcast facilities differently than other uses. We and our properties are subject to such laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances and employee health and safety, as well as zoning restrictions which may affect, among other things, the ability for us to improve or relocate our radio broadcasting facilities. Historically, we have not incurred significant expenditures to comply with these laws. However, existing laws, and those which may be applied in the future, or a finding of a violation of or liability, could require us to make significant expenditures and otherwise limit or restrict some of our operations.

Acts of war and terrorism may reduce our revenue and have other negative effects on our business.

In response to the September 11, 2001 terrorist attacks on New York City and Washington, D.C., we increased our news and community service programming, which consequently decreased the amount of broadcast time available for commercial advertising and block programming. In addition, these events caused advertisers to cancel advertisements on our stations. Future acts of war and terrorism against the United States, and the country’s response thereto, including the current military actions in Iraq and Afghanistan, may also cause a general slowdown in the U.S. advertising market, which could cause our revenues to decline due to advertising and/or programming cancellations, delays or defaults in payment, and other factors. In addition, these events may have other negative effects on our business, the nature and duration of which we cannot predict. If future acts of war or terrorism occur or the current weak economic conditions continue or worsen, our financial condition and results of operations may be materially and adversely affected.

We are controlled by a few controlling stockholders.

As of November 13, 2009, Edward G. Atsinger III, Stuart W. Epperson, Nancy A. Epperson and Edward C. Atsinger controlled approximately 85.9% in aggregate of the voting power of our capital stock. These four stockholders thus have the ability to control fundamental corporate transactions requiring stockholder approval, including but not limited to, the election of all of our directors, approval of merger transactions involving Salem and the sale of all or substantially all of Salem’s assets. The interests of any of these controlling stockholders may differ from the interests of bondholders and other stockholders in a material manner.

Our broadcasts often rely on content owned by third parties; obtaining such content could be costly and require us to enter into disadvantageous license or royalty arrangements.

We rely heavily upon content and software owned by third parties in order to provide programming for our broadcasts. The cost of obtaining all necessary licenses and permission to use this third-party content and software continues to increase. Although we attempt to avoid infringing known proprietary rights of third parties in our broadcasting efforts, we expect that we may be subject to legal proceedings and claims for alleged infringement from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management’s attention and resources, or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making claims may be able to obtain an injunction, which could prevent us from broadcasting all or certain portions of individual radio broadcasts containing content owned by third parties. We also rely on software that we license from third parties, including software that is integrated with internally developed software and used to perform key broadcasting and accounting functions. We could lose the right to use this software or it could be made available to us only on commercially unreasonable terms. Although we believe that alternative software is available from other third-party suppliers or internal developments, the loss of or inability to maintain any of these software licenses or the inability of the third parties to enhance in a timely and cost-effective manner their products in response to changing customer needs, industry standards or technological developments could result in limitations or delays in broadcasting or accounting for programming by us until equivalent software could be developed internally or identified, licensed and integrated, which would harm our business.

Proposed legislation requires radio broadcasters to pay royalties to record labels and recording artists.

On December 18, 2007, legislation was introduced to Congress that would require terrestrial radio broadcasters to pay a royalty to record labels and performing artists for use of their recorded songs. Currently, we pay royalties to song composers and publishers through BMI, ASCAP and SESAC. The proposed legislation would add an additional layer of royalties to be paid directly to the record labels and artists. It is currently unknown what proposed legislation, if any, will become law, and what significance this royalty would have on our results from operations, cash flows or financial position.

We may be unable to increase or maintain our Internet advertising revenues, which could have a material adverse effect on our business and operating results.

We generate advertising revenue from the sale of display advertisements on our Internet sites. Our ability to increase or maintain this advertising revenue is largely dependent upon the number of users actively visiting our Internet sites. We also must increase user engagement with our advertisers in order to increase our advertising revenues. In addition, Internet advertising techniques are evolving, and if our technology and advertisement serving techniques do not evolve to meet the needs of advertisers, our advertising revenue could decline. Changes in our business model, advertising inventory or initiatives could also cause a decrease in our advertising revenue.

In addition, Internet advertisements are reportedly becoming a means to distribute viruses over the Internet. If this practice becomes more prevalent, it could result in consumers becoming less inclined to click through online advertisements, which could adversely affect the demand for Internet advertising. We do not have long-term agreements with most of our advertisers. Any termination, change or decrease in our advertising relationships could have a material adverse affect on our revenues and profitability. If we do not maintain or increase our advertising revenues, our business, results of operations and financial condition would be materially adversely affected.

If we are unable to protect our domain names, our reputation and brands could be adversely affected.

We currently hold various domain name registrations relating to our brands, including Christianity.com, OnePlace.com and Crosswalk.com. The registration and maintenance of domain names generally are regulated by governmental agencies and their designees. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to register or maintain relevant domain names. We may be unable, without significant cost or at all, to prevent third parties from registering domain names that are similar to, infringe upon or otherwise decrease the value of, our trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our reputation and brands, and make it more difficult for users to find our websites and our services.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits. The following exhibit is furnished with this report on Form 8-K:

Exhibit No.	Description

99.1	Press release, dated November 16, 2009, of Salem Communications Corporation, entitled “Salem Communications Announces Tender Offer and Consent Solicitation.”

99.2	Press release, dated November 16, 2009, of Salem Communications Corporation, entitled “Salem Communications Intends to Offer $300 Million of Senior Secured Second Lien Notes due 2016.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SALEM COMMUNICATIONS CORPORATION

Date: November 16, 2009	By:	/s/ EVAN D. MASYR
Evan D. Masyr
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated November 16, 2009, of Salem Communications Corporation, entitled “Salem Communications Announces Tender Offer and Consent Solicitation.”

99.2	Press release, dated November 16, 2009, of Salem Communications Corporation, entitled “Salem Communications Intends to Offer $300 Million of Senior Secured Second Lien Notes due 2016.”